Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Schedule 13D with respect to the shares of Common Stock, $0.01 par value, of Zoom Telephonics, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

Dated as of May 13, 2019	/s/ Jeremy P. Hitchcock
Jeremy P. Hitchcock

/s/ Elizabeth Cash Hitchcock
Elizabeth Cash Hitchcock

Orbit Group LLC

	By:	/s/ Jeremy P. Hitchcock
	Name:	Jeremy P. Hitchcock
	Title:	Manager

Hitchcock Capital Partners, LLC
	By:	Orbit Group LLC, its Manager

		By:	/s/ Jeremy P. Hitchcock
		Name:	Jeremy P. Hitchcock
		Title:	Manager

Zulu Holdings LLC
	By:	Orbit Group LLC, its Manager

		By:	/s/ Jeremy P. Hitchcock
		Name:	Jeremy P. Hitchcock
		Title:	Manager